RAM ASSOCIATES

CERTIFIED PUBLIC ACCOUNTANTS

FIRMFOUNDATION

INDEPENDENTLY OWNED MEMBER

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

February 11, 2021

To: Board of Directors
Melody Do Corporation

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated February 11, 2021, with respect to the balance sheet of Melody Do Corporation as of December 31, 2020 and the related statements of operations, owners' equity and cash flows for the period from inception August 24, 2020 to December 31, 2020 and the related notes to the financial statements.

Ram Associates

Ram Associates
Hamilton, New Jersey